AUTODESK, INC. (ADSK)
FISCAL FIRST QUARTER 2010 EARNINGS ANNOUNCEMENT
PREPARED REMARKS

Autodesk is posting to its investor website a copy of these prepared remarks in combination with its press release. These prepared remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, May 21, 2009 at 2:00 pm PT and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.

These prepared remarks contain a number of percentage changes as we discuss our financial performance. Unless otherwise noted, each percentage represents a year-over-year percentage change showing the first quarter of fiscal 2010 as compared to the first quarter of fiscal 2009.

To access the live broadcast of the question and answer session, please visit the Investor Relations section of Autodesk’s Website at www.autodesk.com/investors.

1Q Fiscal 2010 Overview

Our results for the quarter continue to reflect the global economic downturn, which is impacting our business on almost every front.  Global macro economic conditions did not show signs of improvement during the first quarter and our business visibility remains limited.

•	Revenue was $426 million, a decrease of 29 percent compared to the first quarter last year and 13 percent sequentially.
•	GAAP diluted loss per share was $0.14, compared to earnings of $0.41 per diluted share in the first quarter last year.
•	Non-GAAP diluted earnings per share in the first quarter was $0.18, compared to $0.50 per diluted share in the first quarter last year.

In the past we have indicated that job losses and the availability of credit in the major industries we serve are important indicators for our business.  There have been significant job losses around the world over the past six months. As an example, last month the U.S. Bureau of Labor Statistics reported that over the past six months, construction job losses have averaged 120,000 per month, compared with 46,000 per month from December 2007 through October 2008.  Additionally, it did not appear that the flow of credit to our customers and partners improved during the first quarter.

While our broader addressable markets remain depressed, there continue to be some relative bright spots.  Our government business grew on a year-over-year basis and is positioned for a potential increase in state and local infrastructure spending.  Additionally, our direct business with large enterprises around the world also grew year-over-year.  A common theme in the conversations we’re having with customers is that the economic environment is forcing our customers to focus on efficiency and productivity, while trying to increase their competitive advantage.  Although not evident in our results, we continue to expand our customer base by winning new accounts every day.  These new accounts are with enterprises that we have historically have not done business with and represent an important future growth opportunity.

A stand-out direct sale during the quarter was with one of the largest AEC firms in the world.  Valued at $16 million over several years, this transaction includes the license of over 5,000 seats and is the biggest transaction in Autodesk’s history.  Our world-class solutions, broad product portfolio, and global presence were key to this sale.

While all of our major product categories posted year-over-year declines, revenue from our model-based 3D solutions fared better than 2D products.  2D is being hit hard as job losses continue and customers are cutting back on the total number of seats purchased.  Customers see the advantage that our 3D solutions provide and they are focusing their spend on upgrading their design and engineering capabilities.  The value proposition of our 3D products is resonating stronger as customers seek to increase their competitive advantage, in a cost effective way.

Because our business visibility remains impaired and there is currently no way for us to tell when and how the recovery will evolve, we continue to take action to better align our expenses with our current revenue outlook.

We made good progress in reducing our operating expenses and improving our ongoing efficiencies during the quarter.  In addition, today we announced the implementation of an additional expense reduction plan that we previewed last month.  This new initiative is expected save the company approximately $120 million in pre-tax operating expenses in fiscal 2010.  The benefit of most of these cost savings will begin in the second quarter and continue throughout the year.  Combined with the savings initiatives announced in January, Autodesk anticipates achieving approximately $250 million in pre-tax cost savings in fiscal 2010 as compared to fiscal 2009.

The new expense reduction initiatives will be achieved by reducing discretionary spending and contingent labor, and through a restructuring plan.  The restructuring plan will result in a staff reduction of approximately 430 and the closure of certain facilities.  The staff reduction will be partially offset by the hiring of approximately 100 key positions in select areas.

The company anticipates taking a pre-tax restructuring charge in the range of $33 million to $40 million. Approximately $29 million to $35 million in pre-tax charges will be taken in the second quarter of fiscal 2010. Most of the remaining charge will be taken in the third quarter of fiscal 2010.

These actions are intended to help us strengthen our profitability while ensuring our ability to strategically invest to further strengthen our market leadership position in design software.

New CFO

Autodesk announced the hiring of our new CFO, Mark Hawkins during the quarter.  Mark started less than a month ago and comes to us from Logitech where he had been CFO.  He brings a 25-year proven track record of driving financial performance and operations at companies such as Dell and HP.  We are pleased to hire an executive with Mark’s credentials and experience and look forward to his input and contributions as we move forward.  We also thank our finance organization for the fantastic job they did during the transition period.

Revenue Analysis

In millions	1Q 2009	2Q 2009	3Q 2009	4Q 2009	FY 2009	1Q 2010
Total net revenue	$599	$620	$607	$490	$2,315	$426
License and other revenue	$432	$440	$421	$310	$1,603	$244
Maintenance revenue	$167	$180	$186	$180	$712	$182

Total revenue for the first quarter was $426 million, a decrease of 29 percent as reported and 24 percent at constant currency.  Total revenue decreased 13 percent sequentially.

License and other revenue decreased 44 percent due primarily to a 52 percent decline in new seat license revenue.  License revenue declined 21 percent sequentially.

Maintenance revenue was $182 million, an increase of 9 percent compared to the first quarter of last year.  Maintenance revenue was approximately flat sequentially.  Maintenance billings declined 14 percent year-over-year and 18 percent sequentially, due to fewer new seats sold and a decrease in renewal rates as customers have reduced their work force resulting in fewer seats to renew.

Revenue by Geography

Revenue by Geography	1Q 2009	2Q 2009	3Q 2009	4Q 2009	FY 2009	1Q 2010
EMEA	$259	$267	$258	$219	$1,003	$167
Americas	$191	$203	$216	$172	$782	$163
Asia Pacific	$149	$150	$133	$99	$530	$96
Emerging Economies	$101	$114	$114	$80	$409	$59
Emerging as a percentage of Total Revenue	17%	18%	19%	16%	18%	14%

EMEA revenue decreased 35 percent as reported and 24 percent at constant currency.  EMEA revenue declined 24% sequentially as we experienced sharp declines in revenue from emerging economies in Russia, Eastern Europe and the Middle East.

Revenue in the Americas declined 15 percent compared to the first quarter last year and decreased 5 percent sequentially.  While this is the sixth quarter of the economic downturn in Americas, we do not believe the environment has stabilized.

Revenue from Asia Pacific decreased 36 percent on both an as reported basis and at constant currency as a result of declines in all the APAC regions.  Revenue from APAC declined 4 percent sequentially.

The greatest year-over-year revenue deceleration was in emerging economies, which declined 42 percent compared to the first quarter of last year and 26 percent sequentially.  Revenue from emerging economies represented 14 percent of our total revenue for the first quarter.  Areas that had been our fastest growing regions have become significant decliners.  While recovery time frames may vary by country and region, we remain confident that emerging economies will become key growth areas for Autodesk again, especially in countries like India and China where significant infrastructure development will have to take place in order to support growth and urbanization.

Revenue by Product Type

3D Products as a % of Total Revenue	1Q 2009	2Q 2009	3Q 2009	4Q 2009	FY 2009	1Q 2010
3D Model-based Design Product Revenue %	24%	26%	27%	29%	27%	29%

Revenue from our 3D design products decreased 16 percent to $122 million, and represented 29 percent of our total revenue for the quarter.

Our 2D horizontal products are being impacted more severely in this recession as combined revenue from 2D horizontal and 2D vertical products decreased 39 percent compared to the first quarter of fiscal 2009, to $208 million.  Combined revenue from AutoCAD and AutoCAD LT declined 42 percent.

Revenue by Business Segment

Revenue by Segment	1Q 2009	2Q 2009	3Q 2009	4Q 2009	FY 2009	1Q 2010
Platform Solutons and Emerging Business	$253	$237	$239	$172	$901	$156
Architecture, Engineering and Construction	$155	$176	$164	$146	$641	$128
Manufacturing	$119	$131	$124	$115	$489	$94
Media and Entertainment	$67	$69	$73	$53	$262	$48
Other	$5	$6	$7	$4	$22	$-

As a reminder, at the beginning of the quarter we made some organizational changes to better align our product offerings with our customers’ needs and accelerate product innovation.  As part of this change there was some product reclassification between business segments.  These reclassifications have been made to prior year amounts to conform to the current presentation.

Revenue from Platform Solutions decreased 40 percent compared to the first quarter last year and 10 percent sequentially to $156 million, as sales of AutoCAD and AutoCAD LT have been impacted the most by the recession.

Revenue from our AEC segment decreased 17 percent compared to the first quarter last year and 12 percent sequentially to $128 million.  Revenue from our Revit family of products decreased 20 percent.

Revenue from our Manufacturing segment decreased 21 percent compared to the first quarter last year and 18 percent sequentially to $94 million.  Revenue from our Inventor family of products decreased 31 percent.

Revenue from our Media and Entertainment segment was $48 million, a decrease of 29 percent compared to the first quarter last year and 9 percent sequentially.

Income Statement Review

Gross Margin	1Q 2009	2Q 2009	3Q 2009	4Q 2009	FY 2009	1Q 2010
Gross Margin - GAAP	90%	90%	91%	90%	91%	88%
Gross Margin - Non-GAAP	91%	91%	93%	92%	92%	90%

Operating Expenses	1Q 2009	2Q 2009	3Q 2009	4Q 2009	FY 2009	1Q 2010
Operating Expenses - GAAP	$421	$441	$415	$575	$1,852	$393
Operating Expenses - Non-GAAP	$394	$396	$385	$372	$1,546	$327

Earnings Per Share	1Q 2009	2Q 2009	3Q 2009	4Q 2009	FY 2009	1Q 2010
Diluted Net Income (Loss) Per Share - GAAP	$0.41	$0.39	$0.45	$(0.47)	$0.80	$(0.14)
Diluted Net Income (Loss) Per Share - Non-GAAP	$0.50	$0.56	$0.56	$0.31	$1.95	$0.18

Gross margins in the first quarter were 88 percent on a GAAP basis and 90 percent non-GAAP.  The sequential decline in gross margin is due to lower revenue and seasonality related to the shipment of our new product releases to our maintenance customers.

Operating expenses in the first quarter were lower than anticipated as the company made significant progress on the cost containment efforts that were announced in January.

Our operating margin in the first quarter was significantly impacted by the drop in revenue.  Our GAAP operating margin was negative 5 percent.  Our non-GAAP operating margin was 13 percent.

The effective tax rate for GAAP results was negative 65 percent including the establishment of a valuation allowance on certain deferred tax assets and an offsetting tax benefit on goodwill impairment.  The effective tax rate for our non-GAAP results was 25 percent and lower than originally forecast primarily because of a change in the geographic mix of earnings.

GAAP diluted loss per share was $0.14 for the first quarter and includes the following pre-tax charges: $0.09 for goodwill impairment, $0.07 for restructuring, $0.10 for stock-based compensation, $0.07 for the amortization of acquisition related intangibles, $0.09 for the establishment of a valuation allowance on certain deferred tax assets. The offsetting tax impact of these items was $0.10.

Non-GAAP diluted earnings per share was $0.18 for the first quarter, which is higher than previously expected, primarily due to better than expected expense control and cost reductions during the quarter.

Foreign Exchange Impact

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign Currencies Compared to Comparable Prior Year Period	1Q 2009	2Q 2009	3Q 2009	4Q 2009	FY 2009	1Q 2010
FX Impact on Total Net Revenue	$41	$42	$18	$(19)	$82	$(31)
FX Impact on Operating Expenses	$(14)	$(11)	$(3)	$17	$(11)	$22
FX Impact on Operating Income (Loss)	$27	$31	$15	$(2)	$71	$(9)

Compared to the first quarter of last year, the impact of foreign currency exchange rates in the first quarter was $31 million unfavorable on revenue and $22 million favorable on expenses.

Compared to the fourth quarter, the foreign currency impact was $6 million unfavorable on revenue and $4 million favorable on expenses.

Balance Sheet and Cash Review

Financial Statistics	1Q 2009	2Q 2009	3Q 2009	4Q 2009	FY 2009	1Q 2010
Total Cash and Marketable Securities	$950	$970	$941	$989	$989	$966
Days Sales Outstanding	51	48	44	59	59	49
Capital Expenditures	$14	$26	$19	$19	$78	$14
Cash Flow from Operations	$185	$215	$107	$86	$594	$27
GAAP Depreciation and Amortization	$17	$22	$25	$27	$92	$27
Deferred Revenue	$550	$563	$499	$552	$552	$534

Total cash and investments at the end of the first quarter were $966 million.

Cash flow from operating activities during the first quarter was $27 million.  While significantly lower than the first quarter last year, this is better than expected primarily due to lower than expected operating expenses, strong cash collections, and lower than expected restructuring payments.

Shippable backlog at the end of the first quarter increased by $6 million sequentially to $23 million.

Deferred revenue decreased 3 percent both year-over-year and sequentially to $534 million.

Total backlog at the end of the first quarter, including deferred revenue and shippable backlog orders was $557 million, a decrease of $11 million compared to the first quarter last year.

Channel inventory in the end of the first quarter declined sequentially in absolute dollars and was less than four weeks.

DSO was 49 days in the first quarter, which is lower both sequentially and year-over-year.

Business Outlook

Our guidance is based on our current expectations and the information we have available today, including currency exchange rates.

2Q FY10 Guidance Metrics	Q2 FY10 (ending July 31)
Revenue ($M)	$395 to $420
EPS - GAAP	($0.09) to ($0.03)
EPS - Non-GAAP	$0.15 to $0.20

For the second quarter, we expect revenue to be in the range of $395 million to $420 million.  GAAP loss per diluted share is expected to be in the range of a $0.09 loss and a $0.03 loss.  Non-GAAP EPS is expected to be between $0.15 and $0.20, excluding restructuring related charges of between $0.10 and $0.11, $0.08 related to stock-based compensation expense, and $0.05 for acquisition related charges.

Safe Harbor Statement

These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook”, statements regarding anticipated market trends, cost savings, timing of certain charges, revenue performance (including by geography and product) and other statements regarding our expected strategies, performance and results.  Other factors that could cause actual results to differ materially include the following:  general market and business conditions, our performance in particular geographies, including emerging economies, the financial and business condition of our reseller and distribution channels, fluctuation in foreign currency exchange rates, failure to achieve planned cost reductions and productivity increases, difficulties encountered in integrating new or acquired businesses and technologies, the inability to identify and realize the anticipated benefits of acquisitions, unexpected fluctuations in our tax rate, the timing and degree of expected investments in growth opportunities, slowing momentum in maintenance revenues, failure to achieve sufficient sell-through in our channels for new or existing products, pricing pressure, failure to achieve continued migration from 2D products to 3D products, changes in the timing of product releases and retirements, failure of key new applications to achieve anticipated levels of customer acceptance,  failure to achieve continued success in technology advancements, interruptions or terminations in the business of Autodesk consultants, and unanticipated impact of accounting for technology acquisitions.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk’s report on Form 10-K for the year ended January 31, 2009, which is on file with the U.S. Securities and Exchange Commission.  Autodesk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

# # #

Autodesk, Inc.
Consolidated Statements of Operations
(In millions, except per share data)

	Three Months Ended
	April 30,
	2009	2008
	(Unaudited)
Net revenue:
License and other	$243.6	$432.2

Maintenance	182.2	166.6

Total net revenue	425.8	598.8

Cost of license and other revenue	49.5	56.0

Cost of maintenance revenue	2.8	2.0

Total cost of revenue	52.3	58.0

Gross margin	373.5	540.8

Operating Expenses:

Marketing and sales	185.8	225.5

Research and development	124.1	145.6

General and administrative	45.5	49.8

Impairment of goodwill	21.0	-

Restructuring charges	16.5	-

Total operating expenses	392.9	420.9

Income (loss) from operations	(19.4)	119.9

Interest and other income (expense), net	-	6.9

Income (loss) before income taxes	(19.4)	126.8

Income tax (provision) benefit	(12.7)	(32.2)

Net income (loss)	$(32.1)	$94.6

Basic net income (loss) per share	$(0.14)	$0.42

Diluted net income (loss) per share	$(0.14)	$0.41

Shares used in computing basic
net income (loss) per share	227.1	226.2

Shares used in computing diluted
net income (loss) per share	227.1	232.6

Autodesk, Inc.
Condensed Consolidated Balance Sheets
(In millions)

	April 30,	January 31,
	2009	2009
	(Unaudited)

ASSETS:

Current assets:
Cash and cash equivalents	$880.5	$917.6
Marketable securities	78.4	63.5
Accounts receivable, net	228.6	316.5
Deferred income taxes	47.0	31.1
Prepaid expenses and other current assets	67.7	59.3
Total current assets	1,302.2	1,388.0

Marketable securities	7.6	7.6
Computer equipment, software, furniture and leasehold improvements, net	120.7	120.6
Purchased technologies, net	105.0	113.3
Goodwill	520.7	542.5
Deferred income taxes, net	88.3	125.7
Other assets	125.0	123.0
	$2,269.5	$2,420.7

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$65.0	$62.4
Accrued compensation	83.9	124.3
Accrued income taxes	19.1	16.7
Deferred revenue	453.1	438.8
Borrowings under line of credit	2.1	52.1
Other accrued liabilities	58.6	105.8
Total current liabilities	681.8	800.1

Deferred revenue	80.9	113.3
Long term income taxes payable	120.5	116.9
Long term deferred income taxes	-	22.7
Other liabilities	57.8	57.0

Commitments and contingencies

Stockholders' equity:
Preferred stock	-	-
Common stock and additional paid-in capital	1,128.8	1,080.4
Accumulated other comprehensive income (loss)	(9.7)	(11.2)
Retained earnings	209.4	241.5
Total stockholders' equity	1,328.5	1,310.7
	$2,269.5	$2,420.7

Autodesk, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Three Months Ended
	April 30,
	2009	2008
	(Unaudited)

Operating Activities
Net income (loss)	$(32.1)	$94.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27.0	16.9
Stock-based compensation expense	23.0	25.2
Impairment of goodwill	21.0	-
Loss on disposition of assets	1.1	-
Restructuring related charges, net	16.5	-
Changes in operating assets and liabilities, net of business combinations	(29.3)	48.6
Net cash provided by operating activities	27.2	185.3

Investing Activities
Purchases of marketable securities	(26.6)	(2.1)
Sales of marketable securities	11.7	0.8
Acquisition of equity investment	(10.0)	0.2
Business combinations, net of cash acquired	-	(1.0)
Capital and other expenditures	(13.6)	(13.4)
Net cash used in investing activities	(38.5)	(15.5)

Financing activities
Proceeds from borrowings on line of credit	2.2	40.0
Repayments of borrowings on line of credit	(52.2)	-
Proceeds from issuance of common stock, net of issuance costs	25.4	35.3
Repurchases of common stock	-	(256.6)
Net cash used in financing activities	(24.6)	(181.3)

Effect of exchange rate changes on cash and cash equivalents	(1.2)	2.7

Net decrease in cash and cash equivalents	(37.1)	(8.8)
Cash and cash equivalents at beginning of fiscal year	917.6	917.9
Cash and cash equivalents at end of period	$880.5	$909.1

Autodesk, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In millions, except per share data)

To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP net income, non-GAAP net income per share, non-GAAP cost of license and other revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP interest and other income, net and non-GAAP provision for income taxes.  These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, amortization of purchased intangibles, restructuring charges, goodwill impairment, establishment of a valuation allowance on certain deferred tax assets and related income tax expenses.  See our  reconciliation of GAAP financial measures to non-GAAP financial measures herein.  We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results.  These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance.  For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results.  In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States.  Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

The following table shows Autodesk's non-GAAP results reconciled to GAAP results included in this release.

	Three Months Ended
	April 30,
	2009	2008
	(Unaudited)

GAAP cost of license and other revenue	$49.5	$56.1
SFAS 123R stock-based compensation expense	(0.6)	(1.0)
Amortization of developed technology	(8.3)	(3.6)
Non-GAAP cost of license and other revenue	$40.6	$51.5

GAAP gross margin	$373.5	$540.7
SFAS 123R stock-based compensation expense	0.6	1.0
Amortization of developed technology	8.3	3.6
Non-GAAP gross margin	$382.4	$545.3

GAAP marketing and sales	$185.8	$225.4
SFAS 123R stock-based compensation expense	(9.5)	(10.5)
Non-GAAP marketing and sales	$176.3	$214.9

GAAP research and development	$124.1	$145.6
SFAS 123R stock-based compensation expense	(7.0)	(8.4)
Non-GAAP research and development	$117.1	$137.2

GAAP general and administrative	$45.5	$49.8
SFAS 123R stock-based compensation expense	(5.9)	(5.3)
Amortization of customer relationships and trademarks	(6.4)	(2.9)
Non-GAAP general and administrative	$33.2	$41.6

GAAP Impairment of goodwill	$21.0	$-
Impairment of goodwill	(21.0)	-
Non-GAAP Impairment of goodwill	$-	$-

GAAP Restructuring charges	$16.5	$-
Restructuring charges	(16.5)	-
Non-GAAP Restructuring charges	$-	$-

GAAP operating expenses	$392.9	$420.8
SFAS 123R stock-based compensation expense	(22.4)	(24.2)
Amortization of customer relationships and trademarks	(6.4)	(2.9)
Impairment of goodwill	(21.0)	-
Restructuring charges	(16.5)	-
Non-GAAP operating expenses	$326.6	$393.7

GAAP income (loss) from operations	$(19.4)	$119.9
SFAS 123R stock-based compensation expense	23.0	25.2
Amortization of developed technology	8.3	3.6
Amortization of customer relationships and trademarks	6.4	2.9
Impairment of goodwill	21.0	-
Restructuring charges	16.5	-
Non-GAAP income from operations	$55.8	$151.6

GAAP income tax (provision) benefit	$(12.7)	$(32.2)
Establishment of valuation allowance on deferred tax assets	21.0	-
Income tax effect on difference between GAAP and non-GAAP total costs and expenses at a normalized rate	(22.2)	(9.1)
Non-GAAP income tax provision	$(13.9)	$(41.3)

GAAP net income (loss)	$(32.1)	$94.6
SFAS 123R stock-based compensation expense	23.0	25.2
Amortization of developed technology	8.3	3.6
Amortization of customer relationships and trademarks	6.4	2.9
Impairment of goodwill	21.0	-
Restructuring charges	16.5	-
Establishment of valuation allowance on deferred tax assets	21.0	-
Income tax effect on difference between GAAP and non-GAAP total costs and expenses at a normalized rate	(22.2)	(9.1)
Non-GAAP net income	$41.9	$117.2

GAAP diluted net income (loss) per share	$(0.14)	$0.41
SFAS 123R stock-based compensation expense	0.10	0.11
Amortization of developed technology	0.04	0.01
Amortization of customer relationships and trademarks	0.03	0.01
Impairment of goodwill	0.09	-
Restructuring charges	0.07	-
Establishment of valuation allowance on deferred tax assets	0.09	-
Income tax effect on difference between GAAP and non-GAAP total costs and expenses at a normalized rate	(0.10)	(0.04)
Non-GAAP diluted net income per share	$0.18	$0.50

GAAP diluted shares used in per share calculation	227.1	232.6
Impact of SFAS 123R on diluted shares	(0.1)	0.3
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	2.2	-
Non-GAAP diluted shares used in per share calculation	229.2	232.9

Fiscal Year 2009	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2009
Financial Statistics ($ in millions, except per share data):
Total net revenue	$599	$620	$607	$490	$2,315
License and other revenue	$432	$440	$421	$310	$1,603
Maintenance revenue	$167	$180	$186	$180	$712

Gross Margin - GAAP	90%	90%	91%	90%	91%
Gross Margin - Non-GAAP	91%	91%	93%	92%	92%

GAAP Operating Expenses	$421	$441	$415	$575	$1,852
GAAP Operating Margin	20%	19%	23%	-27%	11%
GAAP Net Income (Loss)	$95	$90	$104	$(105)	$184
GAAP Diluted Net Income (Loss) Per Share	$0.41	$0.39	$0.45	$(0.47)	$0.80

Non-GAAP Operating Expenses (1)(2)	$394	$396	$385	$372	$1,546
Non-GAAP Operating Margin (1)(3)	25%	28%	29%	16%	25%
Non-GAAP Net Income (1)(4)	$117	$130	$130	$70	$448
Non-GAAP Diluted Net Income Per Share (1)(5)	$0.50	$0.56	$0.56	$0.31	$1.95

Total Cash and Marketable Securities	$950	$970	$941	$989	$989
Days Sales Outstanding	51	48	44	59	59
Capital Expenditures	$14	$26	$19	$19	$78
Cash from Operations	$185	$215	$107	$86	$594
GAAP Depreciation and Amortization	$17	$22	$25	$27	$92

Deferred Maintenance Revenue Balance	$474	$488	$433	$475	$475

Revenue by Geography (in millions):
Americas	$191	$203	$216	$172	$782
Europe	$259	$267	$258	$219	$1,003
Asia/Pacific	$149	$150	$133	$99	$530

Revenue by Segment (in millions):
Platform Solutions and Emerging Business	$253	$237	$239	$172	$901
Architecture, Engineering and Construction	$155	$176	$164	$146	$641
Manufacturing	$119	$131	$124	$115	$489
Media and Entertainment	$67	$69	$73	$53	$262
Other	$5	$6	$7	$4	$22

Other Revenue Statistics:
% of Total Rev from AutoCAD and AutoCAD LT	41%	35%	35%	32%	36%
% of Total Rev from 3D design products	24%	26%	27%	29%	27%
% of Total Rev from Emerging Economies	17%	18%	19%	16%	18%
Upgrade Revenue (in millions)	$61	$58	$41	$34	$194

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign Currencies Compared to Comparable Prior Year Period (in millions):
FX Impact on Total Net Revenue	$41	$42	$18	$(19)	$82
FX Impact on Total Operating Expenses	$(14)	$(11)	$(3)	$17	$(11)
FX Impact on Total Net Income (Loss)	$27	$31	$15	$(2)	$71

Gross Margin by Segment (in millions):
Platform Solutions and Emerging Business	$235	$222	$227	$160	$844
Architecture, Engineering and Construction	$147	$166	$157	$139	$609
Manufacturing	$110	$122	$116	$107	$455
Media and Entertainment	$50	$52	$57	$41	$200
Unallocated amounts	$(1)	$(2)	$(3)	$(6)	$(12)

Common Stock Statistics:
GAAP Shares Outstanding	223,616,000	224,528,000	226,248,000	226,354,000	226,354,000
GAAP Fully Diluted Weighted Average Shares Outstanding	232,607,000	231,078,000	230,364,000	226,299,000	230,068,000
Shares Repurchased	8,001,000	-	-	-	8,001,000

Installed Base Statistics:
Maintenance Installed Base	1,587,000	1,644,000	1,696,000	1,704,000	1,704,000

Note:  Totals may not agree with the sum of the components due to rounding.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP net income, non-GAAP net income per share, non-GAAP cost of license and other revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP interest and other income, net and non-GAAP provision for income taxes.  These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, employee tax reimbursements related to our stock option review, in-process research and development expenses, restructuring charges, amortization of purchased intangibles, asset impairment and related income tax expenses.  See our reconciliation of GAAP financial measures to non-GAAP financial measures herein.  We believe these exclusions  are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results.  These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance.  For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results.  In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States.  Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

Fiscal Year 2009	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2009

(2) GAAP Operating Expenses	$421	$441	$415	$575	$1,852
Stock-based compensation expense	(24)	(22)	(21)	(18)	(87)
Amortization of customer relationships and trademarks	(3)	(6)	(7)	(7)	(24)
In-process research and development	-	(17)	(1)	(9)	(27)
Restructuring charges	-	-	-	(40)	(40)
Impairment of goodwill and intangibles	-	-	-	(129)	(129)
Non-GAAP Operating Expenses	$394	$396	$385	$372	$1,546

(3) GAAP Operating Margin	20%	19%	23%	-27%	11%
Stock-based compensation expense	4%	4%	4%	4%	4%
Amortization of developed technology	1%	1%	1%	2%	1%
Amortization of customer relationships and trademarks	0%	1%	1%	1%	1%
In-process research and development	0%	3%	0%	2%	1%
Restructuring charges	0%	0%	0%	8%	2%
Impairment of goodwill and intangibles	0%	0%	0%	26%	6%
Non-GAAP Operating Margin	25%	28%	29%	16%	25%

(4) GAAP Net Income (Loss)	$95	$90	$104	$(105)	$184
Stock-based compensation expense	25	23	23	19	90
Amortization of developed technology	4	5	6	8	23
Amortization of customer relationships and trademarks	3	6	7	7	24
In-process research and development	-	17	1	9	27
Impairment of goodwill and intangibles	-	-	-	129	129
Restructuring charges	-	-	-	40	40
Income tax effect on difference between GAAP and non-GAAP total costs and expenses at a normalized rate	(9)	(11)	(12)	(36)	(68)
Non-GAAP Net Income	$117	$130	$130	$70	$448

(5) GAAP Diluted Net Income (Loss) Per Share	$0.41	$0.39	$0.45	$(0.47)	$0.80
Stock-based compensation expense	0.11	0.10	0.10	0.08	0.39
Amortization of developed technology	0.01	0.02	0.03	0.04	0.10
Amortization of customer relationships and trademarks	0.01	0.03	0.03	0.03	0.10
In-process research and development	-	0.07	-	0.04	0.12
Impairment of goodwill and intangibles	-	-	-	0.56	0.56
Restructuring charges	-	-	-	0.18	0.18
Income tax effect on difference between GAAP and non-GAAP total costs and expenses at a normalized rate	(0.04)	(0.05)	(0.05)	(0.15)	(0.30)
Non-GAAP Diluted Net Income Per Share	$0.50	$0.56	$0.56	$0.31	$1.95